                                                                     EXHIBIT 1.e


               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA

                               Board of Directors

                                   RESOLUTION

WHEREAS, on May 9, 1991, Providentmutual Life and Annuity Company of America (the "Company") established a separate account pursuant to the provisions of
Section 406.2 of the Pennsylvania Insurance Code designated as the "Providentmutual Variable Annuity Separate Account" (the "Account") for use in conjunction with certain variable annuity contracts ( the "Contracts"); and

WHEREAS, the Company has redomesticated as a Delaware Insurance Company and is now subject to regulation by the Delaware Insurance Department; and

WHEREAS, the Account is now subject to and conforms with the provisions of
Section 2932 of the Delaware Insurance Code; and

WHEREAS, such Account is registered with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Act of 1940; and

WHEREAS, the Company desires to establish investment subaccounts within the Account and further reserves the right to add or remove any investment subaccount within the Account as may be deemed necessary or appropriate;

NOW, THEREFORE, BE IT RESOLVED, that the following investment subaccounts are hereby established within the Account: the ALL-PRO LARGE CAP VALUE SUBACCOUNT, the ALL-PRO SMALL CAP VALUE SUBACCOUNT, the ALL-PRO LARGE CAP GROWTH SUBACCOUNT, the ALL-PRO SMALL CAP GROWTH SUBACCOUNT, the NEUBERGER & BERMAN PARTNERS SUBACCOUNT and the VAN ECK WORLDWIDE REAL ESTATE INVESTMENT TRUST SUBACCOUNT (the "Subaccounts"); and

FURTHER RESOLVED, that the portion of the assets of the Account and the Subaccounts equal to the reserves and other contract liabilities with respect to the Account and Subaccounts shall not be chargeable with liabilities arising out of any other business the Company may conduct; and

FURTHER RESOLVED, that the income, gains and losses, realized or unrealized, from assets allocated to the Account or the Subaccounts shall, in accordance with the Contracts, be credited to or charged against such Account or Subaccounts without regard to other income, gains or losses of the Company; and

FURTHER RESOLVED, that the President or a Vice President are hereby authorized to take all necessary and appropriate action to effectuate the use of the Subaccount, to adopt Rules and Regulations for the administration of the Subaccounts, and to execute any and all agreements, including but not limited to, an agreement with the Market Street Fund, Inc., for the provision of services with the Subaccounts.